EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of Consumer Portfolio Services, Inc. of our reports, dated March 17, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Consumer Portfolio Services, Inc. for the year ended December 31, 2007. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ MCGLADREY & PULLEN

Irvine, California

October 29, 2008